Exhibit (g)(3)

State Street Bank and Trust Company

Lafayette Corporate Center

2 Avenue de Lafayette

Boston, Massachusetts 02111

Attn: Richard W. Stowe, Vice President, LLC5

Re:	Custodian Services Agreement and Fund Accounting Services Agreement

Ladies and Gentlemen:

Reference is made to that certain Custodian Services Agreement (as amended, the “Custodian Agreement”) and that certain Fund Accounting Services Agreement (as amended, the “Accounting Agreement”), each dated as of October 5, 2012 and each entered into by and between State Street Bank and Trust Company and each Fund on behalf of its Portfolios. Capitalized terms used herein without definition shall have the meanings given to them in the Agreements.

Please be advised that the undersigned Funds have established the following New Portfolios:

Master Portfolio Trust

Ultra Short Obligations Portfolio

Legg Mason Partners Income Trust

Western Asset Ultra Short Obligations Fund

In accordance with Section 12(d) of the Custodian Agreement and Section 12(c) of the Fund Accounting Agreement, each undersigned Fund hereby requests that your bank act as Custodian and Fund Accounting Agent for its New Portfolio under the terms of the Custodian Agreement and the Fund Accounting Agreement, respectively.

Attached as Exhibit A hereto is a replacement of “Exhibit A” to each Agreement, effective as of the date set forth below. The attached Exhibit A is marked to reflect the addition of the New Portfolios.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreements. Please sign below to evidence your consent and agreement to the above.

[signature page follows]

MASTER PORTFOLIO TRUST

By:
Name:	Kenneth D. Fuller
Title:	President

LEGG MASON PARTNERS INCOME TRUST

By:
Name:	Kenneth D. Fuller
Title:	President

Consented and Agreed to:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:
Effective Date: , 2014

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